UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Waste Services, Inc.

(Name of Registrant as Specified In Its Charter)

not applicable

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1122 INTERNATIONAL BLVD., SUITE 601
BURLINGTON, ONTARIO, CANADA L7L 6Z8

May 1, 2009

Dear Stockholder:

Enclosed is a notice of meeting and management proxy statement for the annual meeting of the stockholders of Waste Services, Inc. to be held at the Hilton Garden Inn, 985 Syscon Road, Burlington, Ontario, Canada on Tuesday, June 23, 2009, at 10:00 a.m. (EDT).

The meeting has been called to elect three directors as further described in the accompanying proxy statement.

A copy of our Annual Report for the fiscal year ended December 31, 2008 is enclosed with this Notice of Annual Meeting and Proxy Statement.

Regardless of the number of shares you own, it is important that you be present or represented at the meeting. If you are unable to attend the meeting in person, kindly complete, date, sign and return the enclosed form of Proxy so that your shares can be voted at the meeting in accordance with your instructions.

Yours truly,

“David Sutherland-Yoest”

David Sutherland-Yoest
President and Chief Executive Officer

1122 INTERNATIONAL BLVD., SUITE 601
BURLINGTON, ONTARIO, CANADA L7L 6Z8

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 23, 2009

Notice is hereby given that the annual meeting (the “Annual Meeting”) of the stockholders of Waste Services, Inc. (the “Corporation”) will be held at the Hilton Garden Inn, 985 Syscon Road, Burlington, Ontario, Canada on Tuesday, June 23, 2009 at 10:00 a.m. (EDT) for the following purposes:

1. To elect three (3) Class III directors to hold office for a three year term to expire at the 2012 annual meeting; and

2. To transact such further and other business as may properly come before the Annual Meeting or any adjournment thereof.

The accompanying proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by management of the Corporation for use at the Annual Meeting. The Proxy Statement provides additional information relating to the matters to be addressed at the Annual Meeting. A form of proxy also accompanies this notice.

The Board of Directors has fixed the record date for the Annual Meeting as April 24, 2009. Only holders of common stock and of Special Voting Preferred Stock on that date will be entitled to notice of and to vote at the Annual Meeting. If you hold exchangeable shares of Waste Services (CA) Inc. on the record date, you will receive a copy of this notice from the holder of the Special Voting Preferred Stock, Computershare Trust Company of Canada (the “Trustee”) with instructions on how to direct the Trustee to exercise your vote comprised in the voting rights attached to the Special Voting Preferred Stock.

Regardless of the number of shares of the Corporation which you own, it is important that you be present or represented at the Annual Meeting. If you are not able to attend the Annual Meeting in person, please exercise your right to vote by signing, dating and returning the enclosed proxy card to American Stock Transfer & Trust Company, 6201 15th Ave., 3rd Floor, Brooklyn, NY 11219 U.S.A, facsimile number 718-921-8387, by 11:59 p.m. (EDT) on Monday, June 22, 2009.

By Order of the Board of Directors

“Ivan R. Cairns”

Ivan R. Cairns
Secretary
Burlington, Ontario
May 1, 2009

1122 INTERNATIONAL BLVD., SUITE 601
BURLINGTON, ONTARIO, CANADA L7L 6Z8

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 23, 2009

This Proxy Statement and the enclosed Proxy are being mailed to stockholders on or about May 1, 2009, in connection with the solicitation by the management of Waste Services, Inc. of proxies to be voted at the annual meeting of stockholders to be held at the Hilton Garden Inn, 985 Syscon Road, Burlington, Ontario L7L 5S3 on Tuesday, June 23, 2009 at 10:00 a.m. (EDT) and upon any adjournment, for the purposes set out in the accompanying notice.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement. Stockholders should read the entire Proxy Statement. Capitalized terms used in this summary and not otherwise defined shall have the meanings given to them elsewhere in this Proxy Statement.

What will I be voting on?

The only proposal to be considered at the Annual Meeting is the election of three Class III directors, each to serve for a three year term expiring at the 2012 annual meeting. These proxy materials are being sent to you on behalf of the management of Waste Services, Inc. to solicit your proxy to vote your shares at the Annual Meeting.

Who can vote?

Holders of our common stock at the close of business on April 24, 2009 (the “Record Date”) will be entitled to one vote for every share. On the Record Date, there were 46,207,486 shares of common stock outstanding and entitled to vote, treating all of the outstanding exchangeable shares of Waste Services (CA) Inc. not held by us or any subsidiary as if they had been exchanged for shares of our common stock.

Computershare Trust Company of Canada, the holder of the Special Voting Preferred Stock, as Trustee, will have the number of votes equal to the number of common shares into which the outstanding exchangeable shares of Waste Services (CA) Inc. would be exchanged, as of the Record Date (that are not owned directly or indirectly by us) and will vote those shares in accordance with instructions received from the holders of the exchangeable shares. The holders of our common stock and of the Special Voting Preferred Stock will vote as a single class.

What are the quorum requirements?

In order to carry out the business at the meeting, there must be a quorum. The holders of a majority of outstanding shares entitled to vote at the Annual Meeting, present in person or by proxy, are a quorum. Common stock and Special Voting Preferred Stock will be considered a single class for purposes of determining whether a quorum is present. If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned until a quorum is present or represented. Broker non-votes are counted as present for the purposes of determining the presence of a quorum.

What number of votes are required to elect directors?

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote for the election of directors. Votes withheld and broker non-votes will not be counted in determining the number of votes cast.

Voting at the Annual Meeting will, unless otherwise directed by the Chairman, be by a show of hands.

How do I vote?

You can either vote in person by attending the Annual Meeting or by proxy whether or not you elect to attend the meeting.

If you wish to vote by proxy, you must complete, sign, date and return the enclosed proxy card to American Stock Transfer & Trust Company, 6201 15th Ave., 3rd Floor, Brooklyn, New York, NY 11219 U.S.A., Facsimile: 718-921-8387, for receipt by 11:59 p.m. (EDT) on Monday, June 22, 2009.

Stockholders who hold their shares through a broker and wish to file proxies, should follow the directions of their broker.

If you sign your proxy or broker voting instruction card with no further instructions, your shares of common stock will be voted for the election of the nominee directors and, at the discretion of the proxyholder, on any other matters that properly come before the Annual Meeting or any adjournment thereof.

The persons named as proxies in the enclosed form of proxy are our officers. If you wish to appoint some other person to represent you at the Annual Meeting, you may do so either by inserting that person’s name in the blank space provided in the proxy or by completing another proper form of proxy and submitting it as described earlier in this Section.

How do I vote if I own Exchangeable Shares of Waste Services (CA) Inc.?

You are permitted to instruct the Trustee how to vote the voting rights attached to your Exchangeable Shares at the Annual Meeting. If you do not give voting instructions to the Trustee, the Trustee will not exercise the voting rights attached to your Exchangeable Shares. You may instruct the Trustee to sign a proxy in your favor or in favor of another person designated by you who will then be eligible to attend and vote at the Annual Meeting or you may appoint the Trustee or another member of our management as your proxy to exercise your voting rights. To instruct the Trustee as to how you wish to exercise your voting rights, you must complete, sign and return the Voting Instruction Card which will be sent to you by the Trustee. The Voting Instruction Card must be completed and returned to Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1. Facsimile: 416-981-9788 for receipt by 5:00 p.m. (EDT) on Monday, June 22, 2009.

Can I change my vote or revoke my proxy after I deliver it?

If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy by (1) attending the Annual Meeting in person or (2) by filing with us an instrument in writing revoking the proxy and another duly executed proxy bearing a later date. Such proxy and revocation can be mailed as follows: Waste Services, Inc., 1122 International Blvd., Suite 601, Burlington, Ontario, Canada, L7L 6Z8, Attention: Corporate Secretary, or delivered to the Corporate Secretary at any time prior to the taking of the vote to which such proxy relates, or in any other manner permitted by law. If you hold your shares through a bank or broker, you should contact them directly if you wish to revoke your proxy.

If you are the holder of Exchangeable Shares, you can change your vote or revoke your instructions in accordance with the instructions set out in the letter you will receive from the Trustee.

Where can I find more information about Waste Services?

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the Securities and Exchange Commission (“SEC”). The public may read and copy any materials we file with the SEC at the SEC’s Office of Public Reference at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The internet address is www.sec.gov.

We make available, at no charge through our website address at www.wasteservicesinc.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports, as well as copies of our proxy statements filed with or furnished to SEC as soon as reasonably practicable after we electronically file such material with, or furnish it to the SEC. Information on our website does not form a part of this Proxy Statement.

PROPOSAL I — ELECTION OF DIRECTORS

Our Board of Directors (the “Board of Directors” or the “Board”) is divided into three classes, Class I, II and III. A director elected into a Class will generally sit for a term of three years from the date of his or her election and until his or her successor is elected and qualified. Mr. Michael G. DeGroote was appointed as the Non-executive Chairman of the Board effective October 21, 2008 and presides over all meetings of the Board but is not elected to the Board.

Effective July 22, 2008, the Board of Directors authorized an increase in the number of directors from nine to ten and appointed Michael H. DeGroote as a director for a term expiring at the 2009 annual meeting. Mr. DeGroote’s nomination as a director was recommended by a stockholder.

Wallace L. Timmeny, Michael J. Verrochi and Michael H. DeGroote are nominated for re-election to the Board of Directors as Class III directors. The nominations of Mr. Timmeny, Mr. Verrochi and Mr. Michael H. DeGroote to stand for re-election as Class III directors have been approved by the Governance Committee. Each nominee has consented to be named in this Proxy Statement and has agreed to serve as a member of the Board if elected.

The Board of Directors recommends a vote for each of the nominees to the Board of Directors.

Information regarding each of the nominees proposed for election and our other currently serving directors is set out below. The Board has determined that all of our director nominees, except for Michael H. DeGroote, are independent according to the independence standards established by the National Association of Securities Dealers’ listing standards.

Michael H. DeGroote is the son of our non-executive Chairman of the Board, Michael G. DeGroote and is the brother of another member of our Board, Gary W. DeGroote. Collectively, the DeGroote family owns approximately 28.5 percent of the Company’s outstanding shares of common stock.

		Director
Name	Age	Since	Position

Class III — Proposed Nominees
Michael H. DeGroote*	48	July 22, 2008	Director
Wallace L. Timmeny(1)(2)*	71	July 28, 2004	Director
Michael J. Verrochi(1)(3)*	69	July 28, 2004	Director
Class II — Term Expires 2011
Michael B. Lazar(3)	39	May 6, 2003	Director
Lucien Rémillard	62	September 6, 2001	Director
Jack E. Short(1)(2)	68	July 28, 2004	Director
Class I — Term Expires 2010
Gary W. DeGroote	53	September 6, 2001	Director
George E. Matelich(2)(3)	52	May 6, 2003	Director
David Sutherland-Yoest	53	September 6, 2001	Director, President and Chief Executive Officer

*	Nominee for re- election.

(1)	Member of the Audit Committee.

(2)	Member of the Governance Committee.

(3)	Member of the Compensation Committee.

Director Nominees

Michael H. DeGroote was appointed as a director on July 22, 2008 to serve until this Annual Meeting. Mr. DeGroote has been the President of Westbury International Corporation, a full-service real estate development company specializing in commercial/industrial land, residential development and property management, since 1991. He is the son of the Non-executive Chairman of our Board, Michael G. DeGroote and is the brother of Gary W. DeGroote, a currently serving Class I director. Mr. DeGroote is also a director of CBIZ, Inc. and serves on the Board of Governors of McMaster University in Hamilton, Ontario.

Wallace L. Timmeny became a director on July 28, 2004 and was re-elected as a Class III director at the 2006 Annual Meeting. Mr. Timmeny was a partner in the law firm of Dechert LLP from 1996 until his retirement on April 30, 2007. Mr. Timmeny is a past chairman of the Executive Council of the Securities Law Committee of the Federal Bar Association. From 1965 to 1979, Mr. Timmeny was an attorney with the U.S. Securities and Exchange Commission and ultimately the deputy director of its Division of Enforcement. Mr. Timmeny serves on the board of directors of Friedman, Billings, Ramsey Group, Inc. and Whitney Information Network, Inc.

Michael J. Verrochi became a director on July 28, 2004 and was re-elected as a Class III director at the 2006 Annual Meeting. For more than the past five years, Mr. Verrochi has served as Chairman and Chief Executive Officer of Verrochi Realty Trust and Chairman and Chief Executive Officer of Monadnock Mountain Spring Water. Prior to that, Mr.Verrochi served in senior executive positions, including Executive Vice-President with Browning-Ferris Industries, Inc., a solid waste management company, and as a member of its Board of Directors.

Continuing Directors

David Sutherland-Yoest has served as a director since September 6, 2001. Mr. Sutherland-Yoest was the Chairman of our Board Directors from his appointment on September 6, 2001 until October 21, 2008 and has served as our Chief Executive Officer since September 6, 2001 and as our President since October 30, 2007.

Gary W. DeGroote has been a director since September 6, 2001. Mr. DeGroote has been the President and sole director of GWD Management Inc., a private investment holding company, since 1981. From 1991 to 1995, Mr. DeGroote was President and a director of Republic Environmental Systems Ltd. From 1976 through 1989, Mr. DeGroote served in various positions at Laidlaw Waste Systems Ltd. and its affiliates, including as Vice President and served as a member of the board of directors of Laidlaw Inc. from 1983 to 1989.

George E. Matelich has been a director since May 6, 2003. Mr. Matelich has been a Managing Director of Kelso & Company since 1990 and has been affiliated with Kelso & Company since 1985. Mr. Matelich is a Certified Public Accountant and holds a Certificate in Management Accounting. Mr. Matelich received a B.A. in Business Administration summa cum laude, from the University of Puget Sound and an M.B.A. (Finance and Business Policy) from the Stanford Graduate School of Business. Mr. Matelich serves as a director of CVR Energy, Inc., Global Geophysical Services, Inc. and Shelter Bay Energy Inc. He is also a Trustee of the University of Puget Sound and a director of the American Prairie Foundation. Until December 2006, Mr. Matelich was a nominee to the Board of Directors of the holders of our Series A Preferred Stock, affiliates of Kelso & Company, L.P.

Michael B. Lazar has been a director since May 6, 2003. Mr. Lazar is the Chief Operating Officer of BlackRock Kelso Capital Corporation, a business development company that provides debt and equity capital to middle market companies and Chief Operating Officer of BlackRock Kelso Capital Advisors LLC. Mr. Lazar is a co-founder of BlackRock Kelso Capital Corporation and has served as its Chief Operating Officer since its formation in 2004. Previously, Mr. Lazar was a Managing Director and Principal at Kelso & Company, L.P. Until December 2006, Mr. Lazar was a nominee to the Board of the holders of our Series A Preferred Stock, affiliates of Kelso & Company, L.P.

Lucien Rémillard has been a director since September 6, 2001. Mr. Rémillard has been the President and Chief Executive Officer of RCI Environnement Inc., a waste management company, since 1997. From 1981 to 1995, Mr. Rémillard was the President and Chief Executive Officer of Intersan, Inc., a waste management company. Mr. Rémillard has also served as a director of the Greater Montreal Area Comité Paritaire des Boueurs, the organization regulating labor relations for the Montreal solid waste industry, since 1983.

Jack E. Short became a director on July 28, 2004.  In June 2002, Mr. Short was appointed to the board of T.D. Williamson, Inc. and serves on the finance and audit committees of the company. Mr. Short was a partner at PricewaterhouseCoopers LLP from 1976 to 1981, was readmitted to the partnership in 1987 and was a partner until his retirement in 2001. From 1981 to 1987, Mr. Short was in private industry. In 1994, Mr. Short was appointed for a five-year term to the Oklahoma Board of Accountancy, serving as its chairman for two of those years. Mr. Short serves as a director of AAON, Inc. and is the Chair of its audit committee.

CORPORATE GOVERNANCE

Board Meetings

The Board of Directors held 8 meetings during the 2008 fiscal year. All of our current directors, except Gary W. DeGroote attended at least 75% of the total number of meetings of the Board and of all committees on which such directors served during the 2008 fiscal year. We do not have a policy requiring Board members to attend the annual meeting of our stockholders and no member of the Board attended our 2008 annual meeting.

The Board currently has three standing committees: the Audit Committee, the Governance Committee and the Compensation Committee.

The Audit Committee

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audit of our financial statements. The Audit Committee retains our independent auditors, determines their compensation, establishes and reviews processes for ensuring the independence of our auditors, and oversees the work of the independent auditor. All audit and non-audit services to be provided by our independent auditor must be pre-approved by the Audit Committee.

Our financial statements, both annual and quarterly, included in reports on Forms 10-K and 10-Q are reviewed by the Audit Committee before they are filed or publicly released. The Audit Committee reviews the effectiveness of our disclosure controls and procedures and the disclosure made by our Chief Executive Officer and Chief Financial Officer during their certification of our Form 10-K and 10-Q, as well as the quality, adequacy and effectiveness of our internal controls over financial reporting.

The Board has adopted a written charter for the Audit Committee setting out its duties. A copy of the charter is available on our website at www.wasteservicesinc.com.

The current members of our Audit Committee are Jack E. Short, Wallace L. Timmeny and Michael J. Verrochi and Jack E. Short has acted as its Chairman since August of 2004. Each member of the Audit Committee is independent according to the independence standards established by the National Association of Securities Dealers’ listing standards. The Board of Directors has determined that Jack E. Short, Chairman of the Audit Committee and an independent director, is the financial expert serving on the Audit Committee. The Audit Committee met 5 times during the 2008 fiscal year.

The Governance Committee

The Governance Committee is responsible for assisting the Board in identifying qualified individuals to serve as board members and for recommending the director nominees for election at each annual meeting of the stockholders, as well as the directors to serve as members of the Audit Committee, the Compensation Committee and the Governance Committee. The Committee leads the annual performance self-evaluations of the Board and its Committees. Monitoring compliance with our Code of Business Conduct and Ethics is also the responsibility of the Governance Committee.

The Board has adopted a written charter for the Governance Committee setting out its duties. A copy of the charter is available on our website at www.wasteservicesinc.com.

George E. Matelich, Jack E. Short and Wallace L. Timmeny are currently the members of the Governance Committee and George E. Matelich is its Chairman. Each member of the Governance Committee is independent according to the independence standards established by the National Association of Securities Dealers listing standards. The Governance Committee met 4 times in the 2008 fiscal year.

Stockholder Nominees to the Board

The Governance Committee will consider director candidates recommended by security holders. The procedure to be followed for stockholders to put forward nominees for directors at an annual meeting is set out in our Amended and Restated By-laws. In order to be considered, a notice setting out the nominees must be submitted in writing to Waste Services, Inc., 1122 International Drive, Suite 601, Burlington, Ontario, Canada L7L 6Z8, Att: Corporate Secretary. In order for a candidate to be considered for the annual meeting to be held in 2010, we must receive this written notice not less than 60 days but no more than 90 days prior to the anniversary date of this year’s meeting. If the 2010 annual meeting is not held within 30 days before or 30 days after the date of this year’s meeting, notice must be given not earlier than 90 days prior to the meeting date and not later than the close of business on the later of (i) the close of business on the date 60 days prior to the meeting date and (ii) the close of business on the tenth day following the date on which the meeting date for the 2010 annual meeting is first publicly announced or disclosed. The written notice must include the following information;

•	the name of the stockholder and the director nominee(s);

•	the number and class of all shares held by each stockholder nominating the director(s) and by the nominee(s);

•	the nominee(s) consent to act as a director, if elected; and

•	certain biographical and business information regarding the nominee(s).

The criteria, policies and principles for identifying and recommending nominees for directors are set out in the charter of the Governance Committee.

The Compensation Committee

The Compensation Committee reviews and makes recommendations to the Board regarding all equity-based and incentive compensation plans for directors, executive officers and other employees and evaluates and fixes the compensation to be paid to our directors and to our named executive officers at the time of their hire, reviews and approves all changes to base salary for each named executive officer and determines annually the short term incentive plan and long term equity plan awards and any discretionary compensation awards to be made to each of our named executive officers.

The board has adopted a written charter for the Compensation Committee setting out the scope of its duties and authority. A copy of the charter is available on our website at www.wasteservicesinc.com. Pursuant to its Charter, the Compensation Committee has the authority to delegate its authority and duties to subcommittees or individual members of the Committee as it deems appropriate. In fiscal 2008, the Compensation Committee did not delegate any of its authority or duties to any subcommittee or individual. No member or former member of our Compensation Committee was, during the 2008 fiscal year, an officer or employee of ours or any of our subsidiaries or a former officer of ours or of any of our subsidiaries.

The Compensation Committee conducts an annual review of the performance of our Chief Executive Officer and determines the amount of any short-term incentive plan awards, discretionary bonus awards and long term equity performance awards to be made to our Chief Executive Officer. Annual reviews of the performance of each of our other named executive officers are performed by our Chief Executive Officer who reviews the results of his review and his recommendations relating to salary adjustments, short term incentive compensation payments, discretionary bonuses, if any, and long-term incentive compensation awards to be made to each of the other executive officers with the Compensation Committee. The Compensation Committee may exercise its discretion in implementing or adjusting the recommendations of the Chief Executive Officer.

Under its Charter, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of director and executive compensation and may also retain counsel, accountants or other advisors, in its sole discretion, including with respect to a compensation consultant’s fees and other retention terms. In 2007, the Compensation Committee directly engaged William M. Mercer, LLC (“Mercer”) to review generally the terms of our Equity and Performance Incentive Plan that was adopted in November 2007 and to recommend guidelines for the quantum of regular annual equity grants to be made to our management team, including our named executive officers, based on Mercer’s knowledge of compensation practices of public companies of comparable size. Mercer was not asked to and did not conduct a formal review of the compensation practices of other companies in providing their recommendations to the Compensation Committee.

Michael B. Lazar, George E. Matelich and Michael J. Verrochi are the members of the Compensation Committee and Michael B. Lazar serves as its Chairman. Each member of the Compensation Committee is an independent director according to the independence standards established by the National Association of Securities Dealers’ listing standards. The Compensation Committee met 3 times during the 2008 fiscal year.

The Compensation Committee Report appears at page 22 of this Proxy.

Compensation Committee Interlocks and Insider Participation

The following is a description of transactions in the period January 1, 2007 to March 31, 2009 between us and any member of our Compensation Committee or any related person to any member of our Compensation Committee:

In March, 2005, in connection with the exercise of our right to put $7.5 million of our common shares to Michael G. DeGroote, the father of Gary W. DeGroote and of Michael H. DeGroote and our non-executive Chairman of the Board, Michael G. DeGroote also received warrants to purchase 88,028 shares of our common stock at an exercise price of $8.52 per share. These warrants remain exercisable until March 28, 2010. At the time of the transaction, Gary W. DeGroote was a member of our Compensation Committee.

Communications to the Board of Directors

Communications from stockholders to our directors may be sent in writing to: Waste Services, Inc. Attention: Chair, Governance Committee, c/o Corporate Secretary, 1122 International Blvd., Suite 601, Burlington, Ontario, Canada L7L 6Z8. All communications received will be forwarded to the Board member identified in the communication.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16 (a) of the Exchange Act that were furnished to us during fiscal 2008 for persons who were, at any time during fiscal 2008, our directors or executive officers or beneficial owners of more than 10% of the outstanding shares of our common stock, all filing requirements for reporting persons were met.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is responsible for fixing the amount and types of compensation paid to our Chief Executive Officer and for reviewing compensation paid to our other named executive officers based upon the recommendations of our Chief Executive Officer. In 2007, the Compensation Committee retained William M. Mercer, LLC (“Mercer”) to review generally the terms of our Equity and Performance Incentive Plan that was adopted in November 2007 (the “2007 Plan”) and to recommend guidelines for the quantum of regular annual equity grants to be made to our management team, including our named executive officers.

There are 3 key components to the compensation package of each of our named executive officers:

•	base salary;

•	short term incentive compensation consisting of annual cash bonus and discretionary bonus awards; and

•	long term incentive compensation consisting of equity based awards.

Base salary is intended to compensate our executive officers appropriately for the performance of their job functions, relative to executive officers in public companies in businesses comparable to ours. The amount of base salary payable to our President and Chief Executive Officer was fixed by negotiation between him and the Chairman of our Compensation Committee and approved by the Compensation Committee and has not been changed since it was initially fixed in January 2004. The base salary paid to our named executive officers, other than the President and Chief Executive Officer was negotiated between each executive and the Chief Executive Officer at the time of hire or appointment to the executive position, and subsequently approved by the Compensation Committee. The amount of base salary is based upon a subjective assessment by the Compensation Committee, with recommendations from the President and Chief Executive Officer for our named executive officers, other than himself, of the executive’s value to us in the position to which they are appointed, their knowledge of our business and of the industry generally, their level of experience and past accomplishments and the level of responsibility to be assumed by them and an informal review of salaries paid to those in similar roles in other public waste management companies. The amount of annual base salary fixed at the time of hire or appointment of each of our named executive officers is set out in their employment agreements.

Our executive officers are eligible to receive two types of cash bonuses:

•	annual cash bonus awards pursuant to our short term incentive plan, as a percentage of the executive’s base salary, are based solely upon our level of achieving or exceeding in the fiscal year, budgeted adjusted earnings before interest, expenses, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is a non-GAAP financial measure which is calculated in the manner required under our Credit Agreement for our senior credit facilities. Budgeted Adjusted EBITDA is fixed in February or March of each fiscal year for the year, as part of our budget process. Budgeted Adjusted EBITDA for purposes of determining annual cash bonuses is subject to adjustment by the Compensation Committee at the time the short term incentive awards are made to reflect acquisitions, divestitures and other unusual items occurring between the time that budgeted Adjusted EBITDA is fixed for the year and the time of the award; and

•	discretionary cash bonuses to reward an executive officer for the achievement of one-time objectives in the relevant fiscal year, for example, success in raising capital or in acquiring and integrating a newly acquired business.

The payment of cash bonus awards pursuant to our short term incentive plan is intended to:

•	make the executive accountable for our achievement of annual financial performance goals; and

•	reward the executive for superior performance in his or her role.

Annual cash bonus awards form a significant portion of our named executive officers annual compensation. In fiscal 2008, each of our named executive officers had a target annual cash bonus of 100% of their base salary. The target annual cash bonus for each of our named executive officers, as a percentage of the executive’s base salary is set out in their employment agreements. We believe that the percentages of salary available as annual cash bonuses pursuant to our short term incentive plan are appropriate based upon each executive’s position in the Company and their ability to impact our financial and/or operational results, their level of responsibility relative to others in the company and an informal review of eligible bonus percentages for similarly situated executives in other public waste management companies. The Compensation Committee has the discretion to award an annual cash bonus that is greater or less than the target percentage of base salary set out in the executive’s employment agreement.

The threshold to receive an annual cash bonus award under our short term incentive plan for all employees who participate in the plan, including our named executive officers, is the achievement of 80% of budgeted Adjusted EBITDA. If the threshold is achieved, the short term incentive plan entitlement is 25% of the eligible bonus. If 90% of budgeted Adjusted EBITDA is achieved, the short term incentive plan entitlement is 50% of the eligible bonus amount, with proportional increases in the percentage of payout to reflect the amount achieved over 90%. The Compensation Committee also has discretion to award more than 100% of base salary based upon achieving these levels of budgeted Adjusted EBITDA.

Performance reviews of all managerial employees, including our named executive officers, are conducted in February and March of each year, at the same time that budgeted Adjusted EBITDA for the current fiscal year is fixed. As part of this process, our Chief Executive Officer reviews with the Compensation Committee his assessment of and recommendation for the annual incentive bonus for each of our named executive officers, other than himself, based upon achievement by us of budgeted Adjusted EBITDA in the immediately preceding fiscal year, as well as recommendations for discretionary bonus awards based upon the achievement of goals specific to each named executive officer’s area of responsibility in the preceding year. The Compensation Committee may exercise its discretion in implementing or adjusting the Chief Executive Officer’s recommendations. The Compensation Committee also assesses the Chief Executive Officer’s performance for the prior year against achievement by us of budgeted Adjusted EBITDA as well as subjective performance criteria of achievements realized by us through the efforts of the Chief Executive Officer in the prior fiscal year in connection with the potential award of a discretionary cash bonus. For fiscal 2008, the Compensation Committee determined that the maximum discretionary cash bonus would be 20% of each named executive officer’s base salary.

Long term incentive awards are made to our named executive officers and other participating employees in accordance with our 2007 Plan. The goal of our long term equity incentive awards is to permit our named executive officers and other employees who participate in the Plan to acquire or increase their equity stake in the Company through their efforts in achieving financial targets fixed by the Board and thereby align the interests of participants in the Plan with those of our stockholders, as well as to encourage retention of our executives because the vesting periods of equity awards, which are fixed by the Compensation Committee at the time of each award, extend over several years. The long term equity incentive awards also provide consideration for the enforcement of post-termination non-competition covenants which are required of all recipients of long term equity incentive awards, including our named executive officers.

In February of 2008, in accordance with the recommendations of William M. Mercer, LLC (“Mercer”) the compensation consultants retained by the Compensation Committee, the Compensation Committee granted a total of 445,000 Restricted Stock Units (RSUs) to our named executive officers, of a total of 742,500 RSUs awarded to all participants. The Compensation Committee determined that RSUs, the vesting of which was tied to the achievement of fixed financial performance goals were the most effective means of achieving the objectives of our long term compensation plan for our named executive officers.

The grants of RSUs made in February 2008 will vest as to 33 1/3% of the granted RSU’s on each of March 15, 2009, March 15, 2010 and March 15, 2011, subject to the continuous employment of the recipient of the grant and to the level of attainment of performance targets fixed by the Compensation Committee at the time of grant. The number of eligible RSUs that vest on any vesting date is based upon our level of attainment of annual EBITDA targets, namely the EBITDA as shown in the budget for the applicable fiscal year as approved by the Board of Directors (“Annual Target EBITDA”). EBITDA is defined as earnings before interest, taxes, depreciation and amortization as determined by the Compensation Committee in its sole discretion. The number of eligible RSUs that vest on each annual vesting date is based on the applicable vesting percentage, determined by the Committee based on the extent to which the Annual Target EBITDA for the applicable fiscal year has been attained. The vesting percentages for the 2008 grants are as follows:

EBITDA Percentage	Vesting Percentage

70%	25%
80%	50%
90%	75%
100%	100%

All holders of RSUs, including our named executive officers, have the ability to catch up eligible units that did not vest in a year based on our achievement of Annual Target EBITDA in subsequent fiscal years. If the EBITDA Percentage for the aggregate of the first and second fiscal years after the grant date, is greater than the EBITDA Percentage in the first fiscal year after the grant date, the participant is deemed fully vested in the additional eligible RSUs that would have vested if that EBITDA Percentage had been achieved in the prior year. If the EBITDA Percentage for the aggregate of the three years that the RSUs are eligible to vest is greater than the EBITDA Percentage for either or both of the first or second fiscal years after the grant date, then the participant is deemed fully vested in the additional Eligible RSU’s that would have vested if that level of EBITDA Percentage had been achieved in either of the prior two fiscal years.

Prior to vesting, restricted stock units may not be sold, transferred or voted. In the event of termination of employment due to death or disability, unvested RSUs will continue to be eligible to vest as if the participant had remained as an employee until the next potential vesting date following the date of death or disability, at which time, RSUs that are eligible to vest will vest based upon the achievement of Adjusted EBITDA on the vesting date and all unvested RSUs on that date will be forfeited. At vesting, one share of Common Stock is issued for each vested RSU.

The restricted stock unit agreements entered into with all recipients of RSUs grants, including our named executive officers, prohibit the recipient of the grant from competing with our business for a period of 2 years after the termination of employment.

The Compensation Committee has not adopted a policy for allocating between short term incentive awards and long-term equity awards.

In addition to the three key components of their compensation packages, our named executive officers receive certain perquisites and other personal benefits, such as car allowance and reimbursement of personal fuel costs and automobile maintenance expenses and club memberships which we believe enable the executive to better perform their roles and which were negotiated with each of our named executive officers. We also provide Mr. Johnson and Mr. Hulligan with an enhanced medical, dental, life and accidental death and dismemberment plan which covers medical and dental expenses for them and their family members and provides life insurance and short term disability coverage, which we believe is required to make our compensation program competitive with those of other public companies. Mr. Sutherland-Yoest and Mr. Cairns are enrolled in the same health care and short and long term disability plans that are available to all of our senior executive officers in our Burlington, Ontario corporate office.

Other than matching contributions made by us to our 401 (k) plan for our named executive officers (or equivalent Deferred Profit Sharing Plan for executives based in our Canadian corporate office), to a maximum of 3.5% of their base salary, we do not provide any retirement benefits to our employees, including our named executive officers nor do we have any non-qualified deferred compensation plans. The maximum percentage of matching contributions to the 401 (k) plan, subject to certain limitations imposed by the Internal Revenue Service on contributions made by our named executive officers, or the Canadian equivalent plan, is the same for our named executive officers as it is for all of our employees. Retirement would be treated as a resignation pursuant to the employment agreements with our named executive officers.

As an incentive to attract and retain talented executives and to permit us to require and enforce post-termination, non-competition and non-solicitation covenants, our executive employment agreements provide for post-termination benefits where the named executive employee’s employment is terminated either by us without cause or by the executive for good reason. The employment agreements with our named executive officers also provide for post-termination benefits on death or total disability.

We have also agreed to make lump sum change of control payments to our named executive officers. For each of our named executive officers, other than our President and Chief Executive Officer, to receive change of control payments, there must be a change of control and the employment of the named executive officer must be terminated by us without cause or by the executive for good reason, within the time frames set out in the executive’s employment agreement. For our President and Chief Executive Officer, the change of control payments are triggered by the occurrence of the change of control alone. Also, pursuant to our 2007 Plan, RSUs vest immediately prior to a change of control. We believe that these change of control payments are required in order to incentivize and retain our executive officers during the period prior to and after a change of control.

Change of control and termination payments are described in detail in the section of this Proxy Statement titled “Potential Payments upon Termination or Change of Control”.

Summary Compensation Table

The following table summarizes all compensation awarded to, earned by or paid to our executive officers serving as such at the end of December 31, 2008, in each of the last 3 fiscal years ended December 31st. Because annual cash bonuses paid under our annual incentive plan are paid based upon the achievement of performance goals fixed in the prior year, these bonuses are shown in the “Non-Equity Incentive Plan Compensation” column. Cash bonuses, awarded at the discretion of the Compensation Committee, are shown in the “Bonus” column:

						Non-Equity
					Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)	Awards ($)(1)	Compensation ($)	Compensation ($)		Total ($)

David Sutherland-Yoest	2008	625,400	(2)	173,059	563,750	322,081	40,264	(3)	1,724,554
Chief Executive Officer	2007	620,200				620,200	33,945		1,274,345
and President	2006	587,734		117,546		587,734	35,929		1,328,934
Edwin D. Johnson	2008	400,000		80,000	135,300	206,000	33,559	(4)	854,859
Executive Vice-President, Chief Financial Officer and Chief Accounting Officer	2007	242,298				250,000	20,230		512,528
Ivan R. Cairns	2008	412,764	(5)	114,219	169,125	212,573	46,994	(6)	955,675
Executive Vice-President and	2007	409,332				409,332	32,633		851,297
General Counsel	2006	387,904		52,896		387,904	27,114		855,818
William P. Hulligan	2008	400,000		80,000	135,300	206,000	49,222	(7)	870,522
Executive Vice-President,	2007	201,923		17,000		133,000	37,630		389,553
U.S. Operations

(1)	Represents the amount recognized as compensation expense for the year as determined in accordance with FAS 123 (R). Restricted stock units with performance based vesting provisions are expensed based on our estimate of achieving the specific performance criteria on a straight-line basis over the requisite service period.

(2)	Pursuant to his employment agreement dated October 26, 2005, Mr. Sutherland-Yoest’s base salary is fixed at $500,000 U.S. dollars per annum. However, Mr. Sutherland-Yoest is paid in Canadian dollars. The amount of his Canadian dollar base salary was fixed at an exchange rate in effect at the time his employment agreement was entered into. All amounts paid to Mr. Sutherland-Yoest in Canadian dollars are converted for reporting purposes to U.S. dollars at the average exchange rate in the applicable fiscal year. As a result of fluctuations in the exchange rate between the Canadian and U.S. dollar, although Mr. Sutherland-Yoest’s base salary was the same in each of the 3 fiscal years described above, the U.S. dollar equivalent fluctuates. Non-equity incentive plan compensation payments are calculated based upon Mr. Sutherland-Yoest’s Canadian dollar salary and are paid in Canadian dollars and converted for reporting purposes to U.S. dollars at the average exchange rate in the applicable fiscal year.

(3)	Consists of car allowance, fuel and maintenance charges of C$28,915, club dues of C$4,567, other personal benefits of C$4,200, health care benefits coverage of C$3,924 and premiums on life insurance for the benefit of Mr. Sutherland-Yoest of C$1,315. Canadian dollar amounts are converted to U.S. dollars for reporting purposes, at the average exchange rate in the fiscal year in which the amounts were paid.

(4)	Consists of car allowance of $14,400, matching contributions to our 401 (k) Plan of $8,050 and health benefits and supplemental life and disability insurance premiums totaling $11,109.

(5)	Pursuant to his employment agreement dated January 5, 2004, Mr. Cairns’ base salary is fixed at $330,000. U.S. dollars. However, Mr. Cairns is paid in Canadian dollars. The amount of his Canadian dollar base salary is determined at an exchange rate fixed at the time his base salary was determined. All amounts paid to Mr. Cairns in Canadian dollars are converted for reporting purposes to U.S. dollars at the average exchange rate in the applicable fiscal year. As a result of fluctuations in the exchange rate between the Canadian and U.S. dollar, although Mr. Cairns’ base salary was the same in each of the 3 fiscal years described above, the U.S. dollar equivalent fluctuates. Non-equity incentive plan compensation payments are calculated based upon Mr. Cairns’ Canadian dollar salary and are paid in Canadian dollars and converted for reporting purposes to U.S. dollars at the average exchange rate in the applicable fiscal year.

(6)	Consists of car allowance, fuel and maintenance charges of C$27,874., club dues of C$4,307, matching contributions to the Canadian equivalent of our 401 (k) Plan of C$10,430, health care benefits coverage of C$4,858, and premiums on life insurance for the benefit of Mr. Cairns of C$2,626. Canadian dollar amounts are converted to U.S. dollars for reporting purposes, at the average exchange rate in the fiscal year in which the amounts were paid.

(7)	Consists of car allowance of $14,400, matching contributions to our 401 (k) Plan of $8,050, club dues of $7,295 and health benefit and supplemental life and disability insurance premiums of $19,477.

Grants of Plan-Based Awards

The following table provides information about annual cash bonuses which our executive officers were eligible to receive for fiscal 2008 (paid in 2009), pursuant to our short term incentive plan. The actual amounts of cash bonuses paid to our executive officers pursuant to our short term incentive plan based on achievement of performance goals in fiscal 2008 are shown in the Summary Compensation Table. The following table also provides information about restricted stock units that were eligible to vest based upon the Company’s financial performance in fiscal 2008:

									Grant Date
									Fair Value
		Estimated Possible Payouts Under Non-Equity				Estimated Future Payouts Under Equity			of Stock
		Incentive Plan Awards				Incentive Plan Awards			and Option
	Grant Date	Threshold ($)		Target ($)		Threshold #	Target #	Maximum #	Awards ($)
Name	(1)	(2)		(3)		of Units(4)	of Units(5)	of Units	(6)

David Sutherland-Yoest	02/07/2008	C$	166,667	C$	666,667	20,833	83,333	83,333	751,664
Edwin D. Johnson	02/07/2008		100,000		400,000	5,000	20,000	20,000	180,400
Ivan R. Cairns	02/07/2008	C$	110,000	C$	440,000	6,250	25,000	25,000	225,500
William P. Hulligan	02/07/2008		100,000		400,000	5,000	20,000	20,000	180,400

(1)	The grant date for equity incentive plan awards is the date the awards were approved by the Compensation Committee.

(2)	Represents the bonus amounts payable under our annual short term incentive plan if 80% of budgeted Adjusted EDIBTA is achieved, which is the minimum level that must be achieved for an annual cash bonus to be paid. For Mr. Sutherland-Yoest and Mr. Cairns, the threshold is calculated based upon the Canadian dollar salary paid to each of them for the year.

(3)	Represents 100% of base salary. For Mr. Sutherland-Yoest and Mr. Cairns, the target is calculated based upon the Canadian dollar salary paid to each of them for the year. There is no maximum amount that may be paid to our executive officers as an annual cash bonus. The Compensation Committee has the discretion to award an amount greater or less than the target fixed in the employment agreement of each of our named executive officers.

(4)	Represents the number of restricted stock units that will vest if 70% of Annual Target EBITDA is achieved, the minimum level of achievement for restricted stock units to vest.

(5)	Represents 100% of the restricted stock units eligible to vest for fiscal 2008 assuming 100% of Annual Target EBITDA is achieved.

(6)	Represents the grant date fair value of the restricted stock units that are eligible to vest on March 15, 2009 calculated in accordance with FAS 123 (R) assuming that 100% of Annual Target EBITDA is achieved.

Each of our named executive officers has entered into an employment agreement with us which sets out his starting base salary, his target annual cash bonus pursuant to our short term incentive plan, as a percentage of his base salary, and the benefits, and post termination payments to which the executive is entitled.

Pursuant to his employment agreement dated October 26, 2005, Mr. Sutherland-Yoest’s base salary is fixed at $500,000 per year. Although Mr. Sutherland-Yoest’s salary is fixed in U.S. dollars, he is paid in Canadian dollars, based on an exchange rate fixed at the time his base salary was determined. Similarly, Mr. Sutherland-Yoest’s target annual cash bonus pursuant to our short term incentive plan, which is 100% of his base salary, is calculated as a percentage of his Canadian dollar salary and is paid in Canadian dollars. For financial statement reporting purposes, Canadian dollar amounts paid to Mr. Sutherland-Yoest are converted to U.S. dollars at the average exchange rate in effect for the fiscal year. Although Mr. Sutherland-Yoest’s base salary has remained unchanged for the past 3 years, fluctuations in the exchange rate between the Canadian and the U.S. dollar account for the fluctuations in his base salary as reported in the Summary Compensation Table.

For fiscal 2008, the Compensation Committee fixed budgeted Adjusted EBITDA for purposes of our short term incentive plan at $117.8 million. The level of achievement was 90.3% of the target, resulting in bonus eligibility of 51.5% of the total eligible percentage for all of our named executive officers. Accordingly, Mr. Sutherland-Yoest received a bonus of C$343,334. The Compensation Committee also awarded Mr. Sutherland-Yoest a one-time, discretionary cash bonus of C$184,478, based upon 20% of his US dollar base salary, converted to Canadian dollars at the exchange rate in effect at the time the bonus was approved. The award of the discretionary bonus was based upon the successful completion in the year of the Jacksonville divestiture, several smaller acquisitions and the refinancing of our Senior Credit Facilities.

Mr. Johnson’s employment agreement dated as of March 12, 2007, provides for an annual base salary of $300,000. Effective January 1, 2008, the Compensation Committee, on the recommendation of the President and Chief Executive Officer, increased Mr. Johnson’s base salary to $400,000 to reflect Mr. Sutherland-Yoest’s assessment of superior performance by Mr. Johnson in his role as our Executive Vice-President and Chief Financial Officer. Pursuant to his employment agreement, Mr. Johnson’s target annual cash bonus is 100% of his base salary. Mr. Johnson’s short term incentive plan payment in fiscal 2008 was $206,000, being 51.5% of his target bonus. In addition, the Compensation Committee awarded Mr. Johnson a one-time, discretionary cash bonus of $80,000, being 20% of his base salary based upon his role in the successful completion of the refinancing of our Senior Credit Facilities.

As Mr. Johnson commenced his employment with us in March, 2007, he received a pro rata share of his annual base salary for fiscal 2007. His annual cash bonus for fiscal 2007 was based upon his pro rated salary.

Pursuant to his employment agreement dated as of August 23, 2007, Mr. Hulligan’s annual base salary was fixed at $300,000 and his target annual cash bonus is 100% of his base salary. Effective January 1, 2008, the Compensation Committee, on the recommendation of the Chief Executive Officer, increased Mr. Hulligan’s base salary to $400,000 to reflect Mr. Sutherland-Yoest’s assessment of Mr. Hulligan’s superior performance in his role of Executive Vice-President, U.S. Operations. Mr. Hulligan’s cash bonus in fiscal 2008 under our short term incentive plan was $206,000, being 51.5% of his target. In addition, the Compensation Committee awarded Mr. Hulligan a one-time, discretionary cash bonus of $80,000, being 20% of his base salary, based upon his role in the completion of the Jacksonville divestiture and certain smaller acquisitions in the year.

For fiscal 2007, Mr. Hulligan received base salary totaling $201,923, and a total annual cash bonus of $133,000 pursuant to our short term incentive plan. In fiscal 2007, the Compensation Committee also awarded Mr. Hulligan a discretionary bonus of $17,000 as a result of Mr. Hulligan’s role in securing a permit expansion for our JED Landfill.

Mr. Cairns’ employment agreement dated January 5, 2004, provides for a base salary of $330,000 per year and sets his annual target cash bonus at 100% of his base salary. Mr. Cairns’ base salary is paid in Canadian dollars, at an exchange rate fixed at the time his base salary was determined and his annual cash bonus is determined based upon the amount of his Canadian dollar base salary. For fiscal 2008, Mr. Cairns received a total cash bonus of C$226,600, being 51.5% of his target for the year. The Compensation

Committee also awarded Mr. Cairns a one-time, discretionary cash bonus of C$127,756, based upon 20% of his U.S. dollar base salary, converted to Canadian dollars at the exchange rate in effect at the bonus was approved, for his role in completing the refinancing of our Senior Credit Facilities in October 2008. For reporting purposes, all amounts paid to Mr. Cairns in Canadian dollars are converted at the average exchange rate in effect for the fiscal year. Although Mr. Cairns’ base salary has remained unchanged for the past 3 years, fluctuations in the exchange rate between the Canadian and the U.S. dollar account for the fluctuations in his base salary as reported in the Summary Compensation Table.

On February 7, 2008, the Compensation Committee granted a total of 445,000 Restricted Stock Units to our named executive officers as follows:

Number of
Name	RSUs Granted

David Sutherland-Yoest	250,000
Edwin D. Johnson	60,000
Ivan R. Cairns	75,000
William P. Hulligan	60,000

The RSUs granted in February of 2008 will vest up to one third (1/3) on each of March 15, 2009, March 15, 2010 and March 15, 2011 (the “Measurement Date”) based upon our level of achieving the annual target for EBITDA in the prior fiscal year. The annual target EBITDA for fiscal 2008 was $117.8 million. The Compensation Committee determined that EBITDA for fiscal 2008 for purposes of the vesting of RSUs was $107.1 million, being in excess of 90% of the target, resulting in a vesting on March 15, 2009 of 75% of eligible RSUs for all of our named executive officers as follows:

		Remaining Eligible
		RSU’s from
Name	Vested RSU’s	2008 Grant

David Sutherland-Yoest	62,500	20,833
Edwin D. Johnson	15,000	5,000
Ivan R. Cairns	18,750	6,250
William P. Hulligan	15,000	5,000

The named executive officers are eligible to catch up all or part of the remaining eligible RSUs granted in fiscal 2008. If on March 15, 2010, the EBITDA Percentage for the aggregate of the 2008 and 2009 fiscal years is greater than 100%, then the remaining RSUs that did not vest on March 15, 2009 will vest in accordance with the aggregate EBITDA Percentage achieved in fiscal 2008 and 2009. Similarly, if the EBITDA Percentage for the aggregate of the 2008, 2009 and 2010 fiscal years is greater than 100%, the remaining RSUs that did not vest on March 15, 2009 and March 15, 2010, if applicable, will vest in accordance with the aggregate EBITDA Percentage achieved in fiscal 2008, 2009 and 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity-based awards held by each of our executive officers as of December 31, 2008:

	Stock Awards
		Equity Incentive Plan
	Equity Incentive Plan	Awards: Market or
	Awards: Number of	Payout Value of
	unearned Shares, Units	Unearned Shares, Units
	or other Rights that	or Other Rights that
	have not vested	have not vested ($)
Name	(1)	(2)

David Sutherland-Yoest	83,333	548,331
Edwin D. Johnson	20,000	131,600
Ivan R. Cairns	25,000	164,500
William P. Hulligan	20,000	131,600

(1)	Represents units awarded in fiscal 2008 that are eligible to vest on March 15, 2009.

(2)	The grant date fair value of the unvested restricted stock units is the target number of common shares issuable in fiscal 2008 multiplied by the closing market price of our common stock on December 31, 2008, based on achieving 100% of Target EBITDA.

Option Exercises and Stock Vested

No options were exercised by our named executive officers and no stock vested under our 2007 Plan in fiscal 2008. For a summary of stock awards that vested in March 2009 in respect of performance by our named executive officers and directors in fiscal 2008, please see the discussion following the Grants of Plan Based Awards table on page 16 and the discussion following the Directors Compensation Table on page 22.

Pension Benefits

Other than matching contributions made by us to our 401(k) plan (or equivalent Deferred Profit Sharing Plan for our Canadian employees) for our named executive officers, to a maximum of 3.5% of their base salary, subject to limitations imposed by the Internal Revenue Code or the Income Tax Act of Canada, we do not provide any retirement or pension benefits to our named executive officers. Matching contributions made to our 401(k) plan (or Canadian equivalent) vest after two years of continuous service with us. Employees must generally be employed for a fixed period of time before being eligible to participate in our 401 (k) plan or Canadian equivalent.

Non-Qualified Deferred Compensation Plans

We do not have any non-qualified deferred compensation plans for any of our employees, including our executive officers.

Potential Payments Upon Termination or Change of Control

Pursuant to employment agreements that we have entered into with each of our named executive officers, we have agreed to make post-termination payments of salary and bonus and to make payments to our third party health care insurance provider for continuing health care benefits, on the executive officer’s death or total disability, as well as on termination by us without cause, or by the executive officer for “good reason”. Under the employment agreements, for cause dismissal is narrowly defined to include only those instances where the executive officer has committed a serious breach of the terms of his employment agreement. A for cause dismissal of any of our named executive officers must be approved by a 2/3rds vote of the Board of Directors and the executive must be given an opportunity to address the Board regarding the cause allegations made against him. Good Reason is defined in the employment agreements as:

•	a change in the executive’s title or responsibilities that represents a material diminution of the executive’s position, status or authority;

•	a reduction in the executive’s base salary;

•	our material failure to provide the required benefit programs to the executive and his family;

•	a failure to pay the executive a material amount of the compensation due to him; and

•	failure to require a successor to assume the employment agreement with the executive.

In addition, Mr. Cairns employment agreement provides that good reason includes a change of his principal place of employment to a location outside of the Burlington/ Oakville/Hamilton area.

Total disability means the executive is unable to discharge his responsibilities under his employment agreement for a period of 180 continuous days or a total of 180 days in any calendar year.

The employment agreements also provide for the vesting of non-vested stock options following termination by us of the employment of our executive officers without cause or by the executive officer for good reason, as well as on the executive’s death or total disability. Stock options that are vested at the time of termination of an executive officer remain exercisable for a period of 90 days after the date that payments to the executive under the agreement cease where termination is by us without cause or by the executive with good reason. Where termination results from the death or disability of the executive, the stock options are exercisable for 18 months after the date of vesting.

Pursuant to their employment agreements, each of our named executive officers is bound by confidentiality and non-solicitation covenants as well as covenants not to compete or be employed by any competing business in any of the business areas or territories in which we then conduct our business or with any development opportunity being pursued by us during the applicable non-compete period. The length of these non-compete and non-solicitation periods is summarized in the table below:

Termination by Reason of
Without Cause or			For Cause or
for Good Reason	Death or Disability	Change of Control	Without Good Reason

2 years	None	None where change of control occurred within 2 years preceding termination	1 year
Period from termination to effective date of change of control where change of control occurs within 1 year following termination

If the Board in good faith determines that any of our named executive officers have breached the non-solicitation or non-competition covenants set out in their employment agreements, then we are entitled to suspend or terminate all remaining payments and benefits which would otherwise be payable to the executive, in addition to any other rights we may have against the executive. Each executive officer has also agreed to injunctive relief against him and to pay our costs in enforcing the covenants, if we prevail on the merits of a claim for breach of the executive’s confidentiality, non-solicitation or non-competition covenants.

We have also agreed to make lump sum change of control payments to our named executive officers, if there is a change of control and the executive’s employment is terminated by us without cause or by the executive for good reason within 2 years following the change of control, or where a change of control occurs within 1 year after termination without cause by us or termination for good reason by the named executive. Pursuant to Mr. Sutherland-Yoest’s employment agreement, payment of these lump sum amounts is also triggered if Mr. Sutherland-Yoest resigns for any reason where a change of control has occurred within 6 months preceding his resignation.

Where post-termination payments made to any of our executive officers result in excise tax to the executive under Section 4999 of the Internal Revenue Code, we are obligated to gross-up the payment to the executive to make them whole for the tax payment.

Our employment agreements with our named executive officers do not provide for payments triggered by retirement from employment. As a result, retirement would be treated as a voluntary resignation.

Mr. Sutherland-Yoest was issued warrants to purchase 333,333 shares of common stock as a term of the commencement of his employment in September 2001. The warrants have an exercise price of $8.10 per share, have all vested and will expire in September 2011. In the event of a change of control, or if Mr. Sutherland-Yoest’s employment is terminated by reason of death, disability or by us without cause, the warrants continue to be exercisable as if Mr. Sutherland-Yoest had remained an employee, through their expiration date. If Mr. Sutherland-Yoest’s employment is terminated by his voluntary resignation or by us for cause, all vested warrants may be exercised within 180 days of the date of such termination.

In addition to the provisions of the employment agreements with our named executive officers, pursuant to the 2007 Plan, all option rights, stock appreciation rights, restricted stock and restricted stock units outstanding at the time of a change in control, whether or not vested at that time, will vest in full immediately prior to the occurrence of a change in control, as defined under the 2007 Plan. The definition of a change in control includes:

•	the sale or lease or all or substantially all of our assets to a third party;

•	a merger or consolidation with a third party where we are not the surviving entity and 50% or more of the shareholders following the merger are not the same as prior to the merger;

•	the acquisition of more than 50% of our stock by a third party;

•	a change of a majority of our directors from those in place prior to the adoption of the 2007 Plan; and

•	our voluntary or involuntary dissolution.

The following table sets forth the potential post-employment payments that would be made to our executive officers assuming their employment was terminated effective December 31, 2008 based on their respective salaries and annual incentive compensation payments made in fiscal 2008.

Termination by Reason of
	Without Cause or			For Cause or Voluntary
Name	for Good Reason(11)	Death or Disability(12)	Change of Control	Resignation

David Sutherland- Yoest	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;	Unpaid base salary through date of termination, accrued, unpaid vacation time.
	Base salary for 3 years; 3 x average annual bonus over 36 months. Medical, dental and vision coverage continuance for 3 years or until secure substantially equivalent employer- provided coverage.	Base salary for 3 years; 3 x average annual bonus over 36 months. Medical, dental and vision coverage continuance for 3 years or until secure substantially equivalent employer-provided coverage.	Vesting of unvested restricted stock units. Lump sum payment of 3 x base salary and 3 x average annual bonus. Medical, dental and vision coverage continuance for 3 years or until eligible for employer-provided benefits, whether or not comparable.
Exercise of warrants to purchase 333,333 shares of common stock(3)
	$3,460,126(1)	$3,460,126(1)	$6,437,871(2)

Edwin D. Johnson	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;	Unpaid base salary through date of termination, accrued, unpaid vacation time.
	Base salary for 2 years; 2x annual cash bonus over 24 months. Medical, dental and vision coverage continuance for 2 years or until eligible for substantially equivalent employer-provided coverage.	Base salary for 2 years; 2x annual cash bonus over 24 months. Medical, dental and vision coverage continuance for 2 years or until eligible for substantially equivalent employer-provided coverage.	Vesting of unvested restricted stock units; Lump sum payment of 2x base salary and 2x average annual bonus. Medical, dental and vision coverage continuance for 2 years or until eligible for employer-provided benefits, whether or not comparable.
	$1,622,218(4)	$1,622,218(4)	$2,650,366(5)

Termination by Reason of
	Without Cause or			For Cause or Voluntary
Name	for Good Reason(11)	Death or Disability(12)	Change of Control	Resignation

Ivan R. Cairns	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;	Unpaid base salary through date of termination, accrued, unpaid vacation time.
	Base salary for 2 years; 2 x average annual bonus over 24 months. Medical, dental and vision coverage continuance for 2 years or until eligible for substantially equivalent employer-provided coverage.	Base salary for 3 years; 3 x average annual bonus over 36 months. Medical, dental and vision coverage continuance for 3 years or until eligible for substantially equivalent employer- provided coverage.	Vesting of unvested restricted stock units; Lump sum payment of 3 x base salary, and 3 x average annual bonus. Medical, dental and vision coverage continuance for 3 years or until eligible for employer-provided benefits, whether or not comparable.
	$1,459,980(6)	$2,290,065(7)	$2,783,565(8)

William P. Hulligan	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;	Unpaid base salary through date of termination, accrued, unpaid vacation time.
	Base salary for 2 years; 2x annual cash bonus over 24 months. Medical, dental and vision coverage continuance for 2 years or until eligible for substantially equivalent employer-provided coverage.	Base salary for 2 years; 2x annual cash bonus over 24 months. Medical, dental and vision coverage continuance for 2 years or until eligible for substantially equivalent employer-provided coverage.	Vesting of unvested restricted stock units. Lump sum payment of 2x base salary and 2x average annual bonus. Medical, dental and vision coverage continuance for 2 years or until eligible for employer-provided benefits, whether or not comparable.
	$1,638,954(9)	$1,638,954(9)	$2,695,618(10)

(1)	Consists of C$2,000,000 in base salary, C$1,676,667 in average bonus incentives and C$11,772 in benefits converted to U.S. dollars at the average exchange rate in fiscal 2008. Although the payments of salary and bonus would be payable in equal installments over 3 years, these amounts have not been present valued.

(2)	Consists of C$2,000,000 in base salary, C$1,676,667 in average bonus incentives and C$11,772 in benefits converted to U.S. dollars at the average exchange rate in fiscal 2008, $1,645,000 realized on the vesting of restricted stock units and tax gross up of $1,332,745.

(3)	The closing price of our stock on NASDAQ on December 31, 2008 was below the exercise price for the warrants to purchase 333,333 shares of our common stock.

(4)	Consists of $800,000 in base salary, $800,000 in bonus incentives and $22,218 in benefits.

(5)	Consists of $800,000 in base salary, $800,000 in bonus incentives, $22,218 in benefits, $394,800 realized on the vesting of restricted stock units and tax gross up of $633,348.

(6)	Consists of C$880,000 in base salary and C$666,600 in average bonus incentives and C$9,716 in benefits, converted to U.S. dollars at the average exchange rate in fiscal 2008. Although the payments of salary and bonus would be payable in equal installments over 2 years, these amounts have not been present valued.

(7)	Consists of C$1,320,000 in base salary, C$1,106,600 in average bonus incentives and C$14,574 in benefits converted to U.S. dollars at the average exchange rate in fiscal 2008.

(8)	Consists of C$1,320,000 in base salary, C$1,106,600 in average bonus incentives and C$14,574 in benefits converted to U.S. dollars at the average exchange rate in fiscal 2008 and $493,500 realized on the vesting of restricted stock units.

(9)	Consists of $800,000 in base salary, $800,000 in bonus incentives and $38,954 in benefits.

(10)	Consists of $800,000 in base salary, $800,000 in bonus incentives, $38,954 in benefits and $394,800 realized on the vesting of restricted stock units and tax gross up of $661,864.

(11)	On termination other than for death or disability or change of control, all unvested restricted stock units are forfeited.

(12)	On termination due to death, disability or retirement, all, eligible unvested restricted stock units would remain outstanding until March 15, 2009 and would vest at that time based upon the level of achievement of Annual Target EBITDA in fiscal 2008. Any unvested restricted stock units would be automatically forfeited at that time.

Directors’ Compensation

Our non-employee directors receive cash compensation for serving on our Board based upon their role on the Committees of the Board to which they are appointed and the number of meetings they attend, either in person or by telephone. Our non-employee directors are also eligible to receive equity awards pursuant to the 2007 Plan.

The following table summarizes all compensation paid to the members of our Board of Directors for services on the Board in the fiscal year ended December 31, 2008:

	Fees Earned or
Name	Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Gary W. DeGroote	16,500	11,275	27,775
Michael H. DeGroote	10,500	0	10,500
Michael B. Lazar	30,500	16,913	47,413
George E. Matelich	35,000	16,913	51,913
Charles E. McCarthy	22,000	11,275	33,275
Lucien Rémillard	21,000	11,275	32,275
Jack E. Short	55,500	16,913	72,413
Wallace L. Timmeny	48,500	11,275	59,775
Michael J. Verrochi	49,000	11,275	60,275

(1)	Represents restricted stock units awarded in fiscal 2008 that are eligible to vest on March 15, 2009. All non-employees members of the Board have 5,000 unvested restricted stock units as at December 31, 2008. The Chair of each of our Audit, Compensation and Governance Committees has an additional 2,500 of unvested restricted stock units (for a total of 7,500 unvested restricted stock units) as at December 31, 2008. These amounts represent the amount recognized as compensation expense for the year as determined in accordance with FAS 123 (R). Restricted stock units with performance based vesting provisions are expensed based on our estimate of achieving the specific performance criteria on a straight-line basis over the requisite service period. The grant date fair value of the restricted stock units granted to the Chair of each of our Audit, Compensation and Governance Committees is $22,550. The grant date fair value of the restricted stock units granted to our other non-employee directors is $15,033.

Cash Compensation

Each non-employee director receives an annual retainer of $15,000 and $1,500 or $500 per meeting for participation in person or by telephone respectively. In addition, $20,000 is paid to the Chair of the Audit Committee and $5,000 is paid to the Chair of each of the Compensation Committee and the Governance

Committee. Each member of the Audit Committee receives $15,000 as an additional retainer. We also reimburse our non-employee directors for their travel, accommodation, meals and related expenses incurred in attending Board meetings. David Sutherland-Yoest, the only employee director, does not receive any additional compensation for his service on the Board.

Equity Compensation

Non-employee directors are eligible to receive grants of options, stock appreciation rights, restricted stock, restricted stock units, performance compensation awards and other stock bonus awards pursuant to our 2007 Plan, at the discretion of the Compensation Committee.

In February of 2008, the Compensation Committee awarded a total of 47,500 restricted stock units to our non-employee directors; 7,500 to the Chairman of each of our Compensation, Governance and Audit Committees and 5,000 to all other non-employee members of the Board. Michael H. DeGroote was not serving as a Board member at the time of the grant and accordingly, did not receive an award of restricted stock units. The restricted stock units granted in February 2008 are eligible to vest as to 33 1/3% each year over a 3 year period on March 15, 2009, March 15, 2010 and March 15, 2011 based upon the Company’s achievement of target EBITDA in the year that the units are eligible to vest, determined in the same manner as for restricted stock units granted to our named executive officers. On March 15, 2009, based on our achievement of in excess of 90% of our annual target EBITDA, 5,625 of the restricted stock units issued to Mr. Lazar, Mr. Matelich and Mr. Short in February 2008 vested and 3,750 of the restricted stock units issued to the other directors in February 2008, vested.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

This report is submitted on behalf of the Compensation Committee.

Michael B. Lazar, Chairman
George E. Matelich
Michael J. Verrochi

Certain Relationships, Related Transactions and Director Independence

We do not currently have any written policies or procedures in place for the review, approval or ratification of transactions with related persons that are reportable under paragraph (a) of Item 404 of Regulation S-K. The Governance Committee has a procedure requiring the review by it of all non-ordinary course transactions between us or any subsidiary and any of our executive officers or directors or any other “related person”.

The Audit Committee has designated the Governance Committee as responsible to review all transactions with persons who fall within the definition of “related persons”.

The Board of Directors has determined that all of our directors, except for Gary W. DeGroote, Michael H. DeGroote and Lucien Rémillard meet the standard of independence as defined in Rule 4200 (a) (15), as amended, of the National Association of Securities Dealers’ listing standards.

Our independent directors met in separate session at each of the regular meetings of our Board of Directors and of each of its three standing committees held during 2008.

Other than those listed in this section, we have not entered into any material transactions during the period beginning on January 1, 2007 through March 1, 2009 in which anyone who currently holds a position as a director or officer, or held more than 5% of our common stock, or any member of the immediate family of any such person or shareholder, has or had any interest.

In March, 2005, in connection with the exercise of our right to put $7.5 million of our common shares to Michael DeGroote, the father of Gary W. DeGroote and Michael H. DeGroote, pursuant to a Standby Purchase Agreement entered into with Michael G. DeGroote in October 2004, Michael G. DeGroote received warrants to purchase 88,028 shares of our common stock at an exercise price of $8.52 per share. These warrants remain exercisable until March 28, 2010. At the time of the transaction, Gary W. DeGroote was a member of our Compensation Committee.

Stanley A. Sutherland, the father-in-law of David Sutherland-Yoest, our President and Chief Executive Officer, was employed by us as Executive Vice President and Chief Operating Officer, Western Canada until October, 2008, when he retired. Stanley Sutherland received C$0.7 million and C$0.6 million in employment compensation for the years ended December 31, 2008 and December 31, 2007 respectively. This compensation was consistent with compensation paid to other executives in similar positions. As part of his retirement agreement, Mr. Sutherland will receive C$0.3 million for each of the years 2009 and 20010 and annual payments of C$0.1 million until his death.

During 2004, we entered into a lease of office premises in an office tower in Burlington, Ontario owned by Westbury International (1991) Corporation, a property development company controlled by Michael H. DeGroote, one of our directors and the brother of Gary W. DeGroote, another of our directors and the son of Michael G. DeGroote the Chairman of our Board. The leased premises consist of approximately 9,255 square feet. The term of the lease is 10.5 years, with a right to extend for a further five years. Base rent escalates from C$0.1 million to C$0.2 million per year in increments over the term of the lease.

In connection with negotiations between David Sutherland-Yoest, our President and Chief Executive Officer and Lucien Rémillard, a director, with respect to our potential acquisition of the RCI Companies, a solid waste collection and disposal operation owned by Mr. Rémillard in Quebec, Canada, on November 22, 2002, we entered into a seven year Put or Pay Disposal Agreement with the RCI Companies, and Intersan, a subsidiary of Waste Management of Canada Corporation. Our obligations to Intersan are secured by a letter of credit for C$4.0 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our shares of common stock and exchangeable shares as of March 31, 2009, by each person or entity that is known to us to be the beneficial owner of more than 5% of our shares of common stock and exchangeable shares. As of that date, the number of issued and outstanding shares in our capital stock was 46,253,522 including exchangeable shares of Waste Services (CA) that are exchangeable for 2,079,532 shares of our common stock that are not owned directly or indirectly by us.

	Shares Beneficially Owned
		Percentage of
	Number of	Total Issued
	Common/Exchangeable	Common/Exchangeable
Name of Beneficial Owner(1)	Shares	Shares

Westbury (Bermuda) Ltd.(2)	12,649,031	27.3%
Kelso & Company, L.P.(3)	5,278,070	10.9%
Prides Capital Partners, L.L.C.(4)	4,465,019	9.7%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 31, 2009 count as outstanding for computing the percentage beneficially owned by the person holding these options or warrants.

(2)	Consists of 12,607,365 shares of common stock and 41,666 shares of common stock issuable upon the exercise of warrants which expire on April 30, 2009. The stockholder of Westbury (Bermuda) Ltd. is Westbury Trust. The trustees of Westbury Trust are Jim Watt, Gary W. DeGroote and Rick Burdick. The

address for Westbury (Bermuda) Ltd. is Victoria Hall, 11 Victoria Street, P.O. Box HM 1065, Hamilton, Bermuda, HMEX.

(3)	Consists of 2,605,263 shares of common stock owned by Kelso Investment Associates VI, L.P. and 2,145,000 shares of common stock issuable upon the exercise of warrants issued to Kelso Investment Associates VI, L.P. that expire on May 6, 2010 and 289,474 shares of common stock owned by KEP VI, LLC and 238,333 shares of common stock issuable upon the exercise of warrants issued to KEP VI, LLC that expire on May 6, 2010. Kelso Investment Associates VI, L.P. and KEP VI, LLC are affiliates of Kelso & Company, L.P. The address of Kelso & Company, L.P. is 320 Park Avenue, 24th Floor, New York, N.Y. 10022.

(4)	Based on information contained in a Form 4 filed with the Securities Exchange Commission by Prides Capital Partners, L.L.C. on March 30, 2009. The principal business office of Prides Capital Partners, L.L.C. is 200 High Street, Suite 700, Boston, MA 02110.

Information regarding share ownership as of March 31, 2009 of our directors and executive officers is set forth below:

	Outstanding	% of
Name	Shares(1)	Shares(2)

Charles E. McCarthy(3)	4,465,019	9.7%
David Sutherland-Yoest(4)	1,464,159	3.1%
Lucien Rémillard(5)	1,190,482	2.6%
Gary W. DeGroote(6)	759,583	1.6%
George E. Matelich(7)	255,107	*
Michael J. Verrochi	204,829	*
William P. Hulligan	145,000	*
Edwin D. Johnson	30,000	*
Ivan R. Cairns	19,583	*
Wallace L. Timmeny	11,216	*
Michael H. DeGroote	8,333	*
Michael B. Lazar	6,729	*
Jack E. Short	6,208	*
Wayne R. Bishop	0	*
All Executive officers and directors as a group (14 persons)	8,566,248	18.4%

*	Less than one (1%) percent.

(1)	In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 31, 2009 count as outstanding for computing the percentage beneficially owned by the person holding these options or warrants.

(2)	Percentages based upon 46,253,522 shares of common stock outstanding as of March 31, 2009, which includes 6,238,597 exchangeable shares of Waste Services (CA) Inc. exchangeable for 2,079,532 shares of our common stock that are not owned directly or indirectly by us.

(3)	Based on information contained in a Form 4 filed with the Securities Exchange Commission by Prides Capital Partners, L.L.C. on March 30, 2009. Mr. McCarthy disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(4)	Consists of 649,832 shares of common stock issuable upon the exchange of 1,949,497 exchangeable shares of Waste Services (CA) Inc. owned by D.S.Y. Investments Ltd., of which Mr. Sutherland-Yoest is the sole director and stockholder, as well as 314,328 shares of common stock owned by Mr. Sutherland-Yoest personally, 333,333 shares of common stock issuable upon the exercise of currently exercisable warrants to purchase common shares, 166,666 shares of common stock owned by Mr. Sutherland-Yoest’s wife which

Mr. Sutherland-Yoest may be deemed to beneficially own. Mr. Sutherland-Yoest disclaims beneficial ownership with respect to the shares owned by his wife.

(5)	Consists of 500,000 shares of common stock issuable upon the exchange of 1,500,000 exchangeable shares of Waste Services (CA) Inc. owned by Maybach Corporation, 492,832 shares of common stock owned by The Victoria Bank (Barbados) Incorporated and 197,650 common shares owned by Mr. Rémillard personally. Mr. Rémillard is the controlling stockholder of Maybach Corporation and is indirectly the controlling stockholder of The Victoria Bank (Barbados) Incorporated, and is deemed to beneficially own the common and exchangeable shares owned by each such entity. Mr. Rémillard disclaims beneficial ownership of the common and exchangeable shares owned by The Victoria Bank (Barbados) Incorporated and Maybach Corporation.

(6)	Consists of 758,333 shares of common stock issuable upon the exchange of 2,275,000 exchangeable shares of Waste Services (CA) Inc. owned by GWD Management Inc. and 1,250 shares of common stock owned personally by Mr. DeGroote. Mr. DeGroote is the controlling stockholder and director of GWD Management Inc.

(7)	Consists of 254,807 shares of common stock owned by Mr. Matelich and 300 shares of common stock owned by Mr. Matelich’s children. All of the shares of common stock owned by Mr. Matelich personally are pledged to Smith Barney (a division of Citigroup Global Markets, Inc.). Mr. Matelich disclaims beneficial ownership of the shares owned by his children. Mr. Matelich is a Managing Director of Kelso & Company, L.P. Affiliates of Kelso & Company, L.P. own 2,894,737 shares of our common stock and currently exercisable warrants to purchase 2,383,333 shares of common stock. Mr. Matelich disclaims beneficial ownership of the shares owned by affiliates of Kelso & Company, L.P.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP has been appointed by the Audit Committee as our independent auditors for the current fiscal year. A representative of BDO Seidman, LLP is not expected to be in attendance at the Annual Meeting.

Audit Fees

Audit fees billed for the 2008 and 2007 audits by BDO Seidman, LLP approximated $1.2 million and $1.2 million respectively. Audit fees billed for 2008 and 2007 included fees for quarterly reviews and registration statements of approximately $0.3 million in each of 2008 and 2007.

Audit Related Fees and Tax Fees

Audit related fees and tax fees were nil in 2008 and 2007 for BDO Seidman, LLP.

All Other Fees

Other fees were nil in 2008 and 2007 for BDO Seidman, LLP.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit services, audit-related services, tax services and other services provided by our auditors. Any services provided by BDO Seidman, LLP that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes-Oxley Act of 2002, audit committees are permitted to approve certain fees for audit-related services, tax services and other services, pursuant to a de minimis exception prior to the completion of an audit engagement. In 2008 and 2007, none of the fees paid to BDO Seidman, LLP were approved pursuant to the de minimis exception.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the preparation and integrity of the financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. BDO Seidman, LLP, the independent public accounting firm appointed by the Audit Committee for our 2008 fiscal year have been responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee oversees and monitors the integrity of the financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the 2008 fiscal year with management.

The Audit Committee has discussed with BDO Seidman, LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by the applicable requirements of the Public Company Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with BDO Seidman, LLP their independence.

Based on these reviews and discussions (and without other independent verification), the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2008 be included in our Annual Report on Form 10-K for filing with the Securities Exchange Commission.

This report is submitted on behalf of the Audit Committee.

Jack E. Short, Chairman
Wallace L. Timmeny
Michael J. Verrochi

OTHER MATTERS

We do not intend and our directors do not intend to bring any other matters before the Annual Meeting and do not presently know of any other matters that will be presented by others for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, a properly executed proxy will be voted on such matters in accordance with the best judgment of the persons authorized in the proxy and the discretionary authority to do so, included in the proxy.

We will bear the costs of this solicitation. Proxies will be solicited primarily by mail but may also be solicited personally by our directors or officers, without additional consideration.

OTHER INFORMATION

Delivery of Documents to Security Holders Sharing an Address

Only one Proxy Statement is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. We will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement to a security holder at a shared address to which a single copy of the documents was delivered. To request separate delivery of these materials now or in the future, a security holder may submit a written request to: Waste Services, Inc., 1122 International Blvd, Suite 601, Burlington, Ontario, Canada, L7L 6Z8, Attention: Corporate Secretary or by calling (905) 319-1237.

Additionally, any security holders presently sharing an address who are receiving multiple copies of the Proxy Statement and would like to receive a single copy of such materials may do so by directing their request to us in the manner provided above.

Submission of Stockholder Proposals for the Next Annual Meeting

Eligible stockholders who wish to present a proposal at our next annual meeting must provide notice of their proposal in accordance with the requirements and time lines set out in our Amended and Restated By-laws. Notice must be received between March 25, 2010 and April 24, 2010 for inclusion in next year’s proxy. If the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s annual meeting, the proposal must be received no later than the close of business on the later of (i) the close of business on the date 60 days prior to the meeting date; or (ii) the close of business on the 10th day following the date on which such meeting date is first publicly announced or disclose. If the proposal is submitted for inclusion in the proxy materials pursuant to Rule 14a-8 of the Securities Exchange Act for our next annual stockholders meeting it must be received by no later than January 1, 2010 or if the date of the 2010 annual meeting has been changed by more than 30 days from the date of this year’s meeting, by no later than 30 days prior to the date of mailing our material for the annual meeting.

Any such proposal should be mailed to: Corporate Secretary, Waste Services, Inc., 1122 International Blvd., Suite 601, Burlington, Ontario, Canada, L7L 6Z8.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Tuesday, June 23, 2009

The 2009 Proxy Statement and our 2008 Annual Report are available on our website at www.wasteservicesinc.com.

Annual Report

A copy of the 2008 Annual Report on Form 10-K of Waste Services, Inc. is enclosed with this Proxy Statement. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and shall not be deemed to be a part of the materials for the solicitation of proxies.

By Order of the Board of Directors

“Ivan R. Cairns”
Ivan R. Cairns
Secretary

▢
WASTE SERVICES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
TUESDAY, JUNE 23, 2009
(the “Annual Meeting”)

     This proxy should be read in conjunction with the Proxy Statement pertaining thereto.

     The undersigned, being a holder of shares of common stock or Special Voting Preferred Stock of WASTE SERVICES, INC., hereby appoints Ivan R. Cairns, or failing him, George Boothe, or instead of either of them the person, if any, named below as proxyholder, with power of substitution, to attend and vote for the undersigned at the Annual Meeting of stockholders to be held on Tuesday, June 23, 2009, and at any adjournment or postponement:

THE STOCKHOLDER MAY APPOINT A PROXYHOLDER OTHER THAN ANY PERSON DESIGNATED ABOVE (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT ON THE STOCKHOLDER’S BEHALF AT THE ANNUAL MEETING. IF YOU WISH SOME PERSON TO ACT FOR YOU OTHER THAN THE PERSON(S) NAMED IN THE ABOVE FORM, FILL IN THE NAME OF SUCH PERSON HERE

or as an alternate

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
WASTE SERVICES, INC.
TUESDAY, JUNE 23, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card
are available at www.wasteservicesinc.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach along perforated line and mail in the envelope provided.  ê

2 0 3 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 5	0 6 2 3 0 9

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEE DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE
OR BLACK INK AS

SHOWN HERE ☒

1.	Election of three Class III directors to serve until the 2012 annual meeting of stockholders of the Corporation:
☐		NOMINEES:
	FOR ALL NOMINEES	O O O	Michael H. DeGroote Wallace L. Timmeny Michael J. Verrochi

☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
FOR ALL EXCEPT (See Instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

and in their discretion to vote on amendments or variations to matters identified in the Notice of Annual Meeting or such other matters which may properly come before the Annual Meeting or any adjournment thereof.

To be effective, a proxy must be received by American Stock Transfer & Trust Company no later than Monday, June 22, 2009 at 11:59 p.m. (New York time), or in the case of any adjournment of the Annual Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the date to which the Annual Meeting is adjourned.

This Proxy supersedes and revokes any proxy previously given in respect of the Annual Meeting.

IF THIS PROXY IS NOT DATED IN THE SPACE BELOW, IT IS DEEMED TO BE DATED ON THE DATE WHICH IT IS MAILED.

On any ballot that may be called for, the securities represented by this Proxy in favor of the person(s) designated by management of the Corporation named in this Proxy will be voted in accordance with the instructions given on this ballot, and if the Stockholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly. If no choice is specified in the Proxy with respect to a particular matter identified in the Notice of Annual Meeting, the person(s) designated by management of the Corporation in this Proxy will vote the securities represented by this Proxy for all of the nominees.

Each stockholder has the right to appoint as proxyholder a person (who need not be a stockholder of the Corporation) other than the person(s) designated by management of the Corporation to attend and act on the stockholder’s behalf at the meeting. Such right may be exercised by inserting the name of the person to be appointed in the blank space provided in this Proxy or by completing another form of Proxy.

This Proxy or such other form of proxy should be completed, dated and signed, and sent in the enclosed envelope or otherwise to American Stock Transfer & Trust Company at 6201 - 15th Avenue, 3rd Floor, Brooklyn, New York, NY 11219, Facsimile number: 718-921-8387.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.